Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
July 30, 2008	Russ Stolle	John Heskett
The Woodlands, TX	(281) 719-6624	(801) 584-5768
NYSE: HUN

HUNTSMAN RELEASES 2008 SECOND QUARTER RESULTS

SECOND QUARTER 2008 ADJUSTED EBITDA INCREASED 11%
AS COMPARED TO FIRST QUARTER 2008 RESULTS

Second Quarter 2008 Highlights

•                  Revenues for the second quarter of 2008 were $2,895.7 million, an increase of 17% as compared to $2,471.2 million for the second quarter of 2007 and an increase of 14% as compared to $2,540.4 million for the first quarter of 2008.

•                  Net income for the second quarter of 2008 was $23.7 million or $0.10 per diluted share as compared to a net loss of $70.9 million or $0.30 loss per diluted share for the same period in 2007 and compared to $7.3 million or $0.03 per diluted share for the first quarter of 2008.  Adjusted net income from continuing operations for the second quarter of 2008 was $19.9 million or $0.09 per diluted share as compared to $83.8 million or $0.36 per diluted share for the same period in 2007 and $16.9 million or $0.07 per diluted share for the first quarter of 2008.

•                  Adjusted EBITDA from continuing operations for the second quarter of 2008 was $209.8 million as compared to $246.4 million for the same period in 2007 and compared to $188.3 million for the first quarter of 2008.

Summarized earnings are as follows:

	Three months ended June 30,		Three months ended	Six months ended June 30,
In millions, except per share amounts	2008	2007	March 31, 2008	2008	2007

Net income	$23.7	$(70.9)	$7.3	$31.0	$(24.3)
Adjusted net income from continuing operations	$19.9	$83.8	$16.9	$36.8	$141.2

Diluted income per share	$0.10	$(0.30)	$0.03	$0.13	$(0.10)
Adjusted diluted income per share from continuing operations	$0.09	$0.36	$0.07	$0.16	$0.60

EBITDA	$210.2	$22.6	$169.5	$379.7	$264.6
Adjusted EBITDA from continuing operations	$209.8	$246.4	$188.3	$398.1	$490.9

See end of press release for important explanations

•                  On June 18, 2008, Hexion filed a lawsuit in Delaware seeking to avoid its obligations under the merger agreement.  Huntsman strongly disagrees with allegations outlined in this lawsuit.  A trial is scheduled to begin on September 8, 2008, to adjudicate these allegations.

•                  On June 23, 2008, Huntsman filed a lawsuit in Texas against Apollo and its principals Leon Black and Joshua Harris for fraud and tortious interference.

•                  With the conditional approval of the European Commission, which was granted on June 30, 2008, all significant regulatory approvals related to the merger other than FTC approval have now been received.

•                  On July 4, 2008, Huntsman’s board of directors voted unanimously to exercise its right to extend the merger agreement.  The termination date under the Merger Agreement is now October 2, 2008.

Peter R. Huntsman, our President and CEO, stated:

“I am very pleased with our results in the second quarter.  Adjusted EBITDA was $209.8 million, an increase of 11% as compared to the first quarter results.  This increase in profitability was achieved in spite of a challenging raw material environment and the continued decline in the value of the U.S. dollar.  Sales volumes were strong in all of our divisions, with total volumes in our Polyurethanes division up by 14%, in Materials & Effects up 7%, in Performance Products up 13%, and in Pigments up 9%, all relative to the first quarter of 2008.

“As we look forward to the second half of 2008, we are encouraged by the recent moderation in crude oil and natural gas prices that we have seen in the past several weeks.  This, together with the aggressive actions we have recently taken to increase our selling prices, is expected to result in further opportunities to increase margins in many of our products.  We expect that Adjusted EBITDA in the second half of the year will be stronger than the results in both the first half of 2008 and the second half of 2007.

Huntsman Corporation

Operating Results

	Three months ended June 30,		Six months ended June 30,
In millions, except per share amounts	2008	2007	2008	2007

Revenues	$2,895.7	$2,471.2	$5,436.1	$4,723.1
Cost of goods sold	2,514.2	2,083.6	4,687.7	3,944.5
Gross profit	381.5	387.6	748.4	778.6
Operating expenses	275.7	260.2	552.5	503.1
Restructuring, impairment and plant closing costs	1.0	13.2	5.0	24.4
Operating income	104.8	114.2	190.9	251.1
Interest expense, net	(65.5)	(70.0)	(130.3)	(143.8)
Loss on accounts receivable securitization program	(4.9)	(4.7)	(9.5)	(8.9)
Equity in income of investment in unconsolidated affiliates	3.6	5.1	6.7	7.3
Other non-operating expense	(3.3)	(1.2)	(8.3)	(2.1)
Income from continuing operations before income taxes and minority interest	34.7	43.4	49.5	103.6
Income tax (expense) benefit	(21.2)	8.0	(24.6)	(4.4)
Minority interest in subsidiaries’ income	(3.1)	11.1	(6.5)	10.7
Income from continuing operations	10.4	62.5	18.4	109.9
Loss from discontinued operations, net of tax(1)	4.9	(124.5)	3.8	(127.7)
Extraordinary gain on the acquisition of a business, net of tax(2)	8.4	(8.9)	8.8	(6.5)
Net income	$23.7	$(70.9)	$31.0	$(24.3)

Net income	$23.7	$(70.9)	$31.0	$(24.3)
Interest expense, net	65.5	70.0	130.3	143.8
Income tax expense (benefit)	21.2	(8.0)	24.6	4.4
Depreciation and amortization	97.5	93.5	191.3	188.9
Income taxes, depreciation and amortization included in discontinued operations(1),(3)	2.3	(62.0)	2.5	(48.2)
EBITDA(3)	$210.2	$22.6	$379.7	$264.6

Adjusted EBITDA - continuing operations(3)	$209.8	$246.4	$398.1	$490.9

Basic income (loss) per share	$0.10	$(0.32)	$0.13	$(0.11)
Diluted income (loss) per share	$0.10	$(0.30)	$0.13	$(0.10)
Adjusted diluted income per share from continuing operations(3)	$0.09	$0.36	$0.16	$0.60

Common share information:
Basic shares outstanding	233.5	220.9	230.3	220.9
Diluted shares	233.7	233.5	233.7	233.5
Diluted shares for adjusted diluted income per share from continuing operations	233.7	233.5	233.7	233.5

See end of press release for footnote explanations

Huntsman Corporation

Segment Results

	Three months ended June 30,		Six months ended June 30,
In millions	2008	2007	2008	2007

Segment Revenues:
Polyurethanes	$1,160.9	$1,010.2	$2,162.6	$1,850.2
Materials and Effects	688.8	621.5	1,311.2	1,211.1
Performance Products	725.1	548.4	1,356.4	1,100.3
Pigments	320.7	293.2	605.9	563.4
Eliminations and other	0.2	(2.1)	—	(1.9)
Total from continuing operations	2,895.7	2,471.2	5,436.1	4,723.1
Discontinued operations (1)	—	432.0	—	827.4
Total	$2,895.7	$2,903.2	$5,436.1	$5,550.5

Segment EBITDA(3):
Polyurethanes	$147.7	$158.6	$279.5	$276.9
Materials and Effects	50.5	52.5	89.1	109.6
Performance Products	50.5	33.2	103.5	105.3
Pigments	7.3	21.9	17.7	45.4
Corporate and other	(53.0)	(59.0)	(116.4)	(100.2)
Discontinued operations (1)	7.2	(184.6)	6.3	(172.4)
Total	$210.2	$22.6	$379.7	$264.6

Segment Adjusted EBITDA(3) :
Polyurethanes	$147.7	$159.2	$279.5	$277.9
Materials and Effects	50.5	61.1	90.5	124.0
Performance Products	50.5	39.8	103.6	112.0
Pigments	6.9	20.9	18.6	43.9
Corporate and other	(45.8)	(34.6)	(94.1)	(66.9)
Total from continuing operations	209.8	246.4	398.1	490.9
Discontinued operations (1)	—	19.4	—	37.5

Total	$209.8	$265.8	$398.1	$528.4

See end of press release for footnote explanations

Three Months Ended June 30, 2008 as Compared to Three Months Ended June 30, 2007

Revenues from continuing operations for the three months ended June 30, 2008 increased to $2,895.7 million from $2,471.2 million during the same period in 2007.  Revenues increased in all of our segments primarily due to higher average selling prices, while sales volumes were higher in Polyurethanes.

For the three months ended June 30, 2008, EBITDA was $210.2 million as compared to $22.6 million in the same period in 2007.  Adjusted EBITDA from continuing operations for the three months ended June 30, 2008 was $209.8 million as compared to $246.4 million for the same period in 2007.

Polyurethanes

The increase in revenues in the Polyurethanes segment for the three months ended June 30, 2008 compared to the same period in 2007 was due to higher average selling prices and higher sales volumes.  MDI average selling prices increased 7% primarily in Europe due to the strength of foreign currencies versus the U.S. dollar and price increase initiatives implemented in the quarter.  MDI sales volumes increased 1% primarily as a result of growth in Europe, the Americas and certain developing regions of the world, partially offset by lower volumes in China, due in part to government restrictions leading to the Olympics.  PO and co-product MTBE average selling prices were higher primarily due to improved market demand and higher raw material costs, while sales volumes increased as higher MTBE volumes more than offset lower PO volumes.

The decrease in EBITDA in the Polyurethanes segment was primarily the result of higher raw material costs and energy costs.  In urethanes, higher MDI selling prices were more than offset by higher costs for all raw materials including: benzene, natural gas, propylene, chlorine and caustic soda as well as increased fixed manufacturing and selling, general and administrative costs due primarily to the strength of the Euro versus the U.S. dollar.  PO and co-product MTBE margins increased as higher average selling prices and sales volumes more than offset higher raw material costs.

Materials and Effects

The increase in revenues in the Materials and Effects segment for the three months ended June 30, 2008 compared to the same period in 2007 was due to higher average selling prices. Average selling prices increased by 10% as average selling prices increased in both advanced materials and textile effects due to the strength of major European currencies versus the U.S. dollar and price increase initiatives in certain markets and regions.  Total sales volumes were essentially unchanged as advanced materials sales volumes increased by approximately 10% primarily as a result of strong demand in all regions, particularly in Asia, whereas textile effects sales volumes decreased by 14% primarily as the result of slower demand for dyes and chemicals in Europe and the Americas.  The advanced materials business contributed $426.5 million in revenue for the three months ended June 30, 2008, while the textile effects business contributed $262.3 million in revenues for the same period.

The decrease in EBITDA in the Materials and Effects segment was primarily due to higher raw material costs and energy costs.  In addition, fixed costs and selling, general and administrative costs for both businesses units were higher, primarily due to the strength of the Euro and Swiss franc relative to the U.S. dollar.  The advanced materials business contributed $46.6 million of EBITDA for the three months ended June 30, 2008, an increase of 18% as compared to the 2007 period, while the textile effects business contributed $3.9 million.  During the three months ended June 30, 2008 the Materials and Effects segment recorded restructuring, impairment and plant closing costs of nil in textile effects as compared to $8.6 million for the same period in 2007.

Performance Products

The increase in revenues in the Performance Products segment for the three months ended June 30, 2008 compared to the same period in 2007 was primarily due to a 32% increase in average selling prices.  Average selling prices increased through price increase initiatives in response to higher raw material costs and the strength of major European and Australian currencies against the U.S. dollar.  Sales volumes, excluding tolling, were unchanged as higher demand for performance specialties and certain intermediates as well as expanded production capacity in certain product lines was offset by lower sales of less profitable olefins by-products.  In addition, toll manufacturing volumes and revenues, primarily in surfactants and ethylene glycol, were higher in the 2008 period.

The increase in EBITDA in the Performance Products segment was primarily due to higher average selling prices which were partially offset by higher raw material and energy costs.  In addition, tolling revenues were higher in the 2008 period as compared to 2007 due to increased tolling activity.  Higher margins were partially offset by higher fixed production costs and selling, general and administrative costs due in part to the strength of major European and Australian currencies against the U.S. dollar.  Finally, our Port Neches, Texas olefin plant was impacted by production outages related to the extended turnaround and inspection that was recently completed.  We estimate the financial impact at approximately $12 million in the second quarter of 2008.

Pigments

The increase in revenues in the Pigments segment for the three months ended June 30, 2008 compared to the same period in 2007 was primarily due to a 9% increase in average selling prices as volumes were essentially unchanged.  Average selling prices increased primarily due to the strength of the Euro versus the U.S. dollar, as local currency selling prices were lower in Europe and essentially unchanged in the Americas but higher in Asia and the other regions of the world.  Lower selling prices in Europe were primarily due to competitive market conditions.

The decrease in EBITDA in the Pigments segment was primarily due to the lower local currency selling prices in Europe discussed above, together with higher raw material energy and freight costs.  In addition, indirect costs were higher, primarily due to the strength of the Euro versus the U.S. dollar, while selling, general and administrative costs were lower due to ongoing cost savings initiatives.

Discontinued Operations

On November 5, 2007, we completed the sale of the assets that comprise our U.S. base chemicals business to Flint Hills Resources.  On August 1, 2007, we completed the sale of the majority of the assets that comprise our Polymers segment to Flint Hills Resources.  Results from these businesses have been classified as discontinued operations.

Corporate and Other

Corporate and other items include the results of our Australia styrenics business, unallocated foreign exchange gains and losses, unallocated corporate overhead, loss on the sale of accounts receivable, losses on the early extinguishment of debt, merger associated expenses, minority interest, unallocated restructuring costs, gain and loss on the disposition of assets, the extraordinary gain on the acquisition of a business and other non-operating income and expense.  In the second quarter of 2008, the total of these items was a loss of $53.0 million as compared to a loss of $59.0 million in the 2007 period.  The increase in EBITDA from these items was primarily the result of $17.3 million of favorable adjustments to the extraordinary gain on acquisition ($8.4 million gain recorded in the 2008 period compared to $8.9 million loss in the 2007 period) related to the Textile Effects Acquisition and an increase of $7.4 million EBITDA from our Australian styrenics business offset somewhat by $14.2 million of lower minority interest in subsidiaries’ income.  In addition, merger related expenses, information technology costs and minority interests in subsidiaries’ income were all higher in the 2008 period.

Income Taxes

During the three months ended June 30, 2008, we recorded $21.2 million of income tax expense as compared to $8.0 million of income tax benefit in the comparable period of 2007.  Our effective tax rate on an adjusted basis was 53% as compared to a 7% benefit for the comparable period in 2007.  Higher effective taxes in the 2008 period as compared to 2007 were due primarily to higher losses related to our Textile Effects and Pigments businesses in certain European jurisdictions, including Switzerland, where we were unable to take a tax benefit.  For the full year 2008, we expect our effective tax rate on an adjusted basis will be approximately 37%.

Liquidity, Capital Resources and Outstanding Debt

As of June 30, 2008 we had approximately $579 million in cash and unused borrowing capacity.  During the three months ended June 30, 2008, adjusted net working capital (consisting of accounts receivable (including accounts receivable sold into our securitization program), inventory and accounts payable) increased approximately $86 million, which together with our capital spending and certain investments in foreign joint ventures, including our ethyleneamines manufacturing joint venture in Jubail, Saudi Arabia,  resulted in higher debt levels at June 30, 2008 as compared to March 31, 2008.

For the three months ended June 30, 2008, total capital expenditures were approximately $115 million as compared to approximately $178 million for the same period in 2007.  Lower spending attributable to the rebuild of the fire damaged Port Arthur, Texas olefins facility which was sold in the fourth quarter of 2007, has been partially offset by higher spending on various other projects, including our maleic anhydride expansion at our Geismar, Louisiana site.  We expect to spend approximately $440 million on capital expenditures in 2008.

Concerning our insurance claim for the fire damage that occurred in 2006 at our Port Arthur, Texas facility, the total amount of the claim filed to date is approximately $660 million, before deductibles, and we expect to submit additional proofs of loss which would increase the size of the claim.  We have paid our deductible on the claim of $60 million and have been advanced $325 million to date by the insurance carriers. This leaves an additional approximately $275 million as presently due and owing and unpaid under our policies for losses caused by the fire.  Our insurance carriers have failed to advance the unpaid amounts pending further review and possible adjustment of the overall claim. The negotiation of this insurance claim is expected to continue throughout 2008.

Below is our outstanding debt:

	June 30,	December 31,
In millions	2008	2007

Debt: (4)
Senior Credit Facilities	$1,863.4	$1,540.0
Secured Notes	294.6	294.4
Senior Notes	198.0	198.0
Subordinated Notes	1,368.9	1,310.5
Other Debt	228.6	225.9
Total Debt	3,953.5	3,568.8

Total Cash	144.1	154.0

Net Debt	$3,809.4	$3,414.8

Approximately $88 million of the increase in our debt was the result of an increase in our non U.S. dollar denominated debt due to the decline in the value of the U.S. dollar.

Huntsman Corporation

Reconciliation of Adjustments

			Net Income (Loss) Available		Diluted Income (Loss)
	EBITDA		To Common Stockholders		Per Share
	Three months ended June 30,		Three months ended June 30,		Three months ended June 30,
In millions, except per share amounts	2008	2007	2008	2007	2008	2007

GAAP	$210.2	$22.6	$23.7	$(70.9)	$0.10	$(0.30)
Adjustments:
Loss on accounts receivable securitization program	4.9	4.7	—	—	—	—
Unallocated foreign currency loss	5.5	3.8	4.4	3.1	0.02	0.01
Legal and contract settlements	—	6.3	—	4.4	—	0.02
Loss on early extinguishment of debt	—	0.4	—	0.2	—	—
Other restructuring, impairment and plant closing costs	1.0	13.2	1.3	13.6	0.01	0.06
Merger associated expenses	3.8	—	3.8	—	0.02	—
Loss (income) from discontinued operations, net of tax(1)	(7.2)	186.5	(4.9)	124.5	(0.02)	0.53
Extraordinary gain on the acquisition of a business, net of tax(2)	(8.4)	8.9	(8.4)	8.9	(0.04)	0.04

Adjusted continuing operations	$209.8	$246.4	$19.9	$83.8	$0.09	$0.36

Discontinued operations	$7.2	$(186.5)	$4.9	$(124.5)	$0.02	$(0.53)
Restructuring, impairment and plant closing costs	—	0.1	—	0.5	—	—
Loss on disposition of assets	(7.2)	204.5	(4.9)	125.5	(0.02)	0.54
Loss on accounts receivable securitization program	—	1.3	—	—	—	—

Adjusted discontinued operations(1)	$—	$19.4	$—	$1.5	$—	$0.01

Three months ended March 31,
In millions	2008

Net income	7.3
Interest expense, net	64.8
Income tax expense	3.4
Depreciation and amortization	93.8
Income taxes, depreciation and amortization included in discontinued operations(1),(3)	0.2
EBITDA(3)	$169.5

		Net Income (Loss) Available	Diluted Income (Loss)
	EBITDA	To Common Stockholders	Per Share
	Three months ended March 31,	Three months ended March 31,	Three months ended March 31,
In millions, except per share amounts	2008	2008	2008

GAAP	$169.5	$7.3	0.03
Adjustments:
Loss on accounts receivable securitization program	4.6	—	—
Unallocated foreign currency loss	4.5	0.4	—
Other restructuring, impairment and plant closing costs	4.0	3.3	0.01
Merger associated expenses	5.2	5.2	0.02
Loss from discontinued operations, net of tax(1)	0.9	1.1	—
Extraordinary gain on the acquisition of a business, net of tax(2)	(0.4)	(0.4)	—

Adjusted continuing operations	$188.3	$16.9	$0.07

			Net Income (Loss) Available		Diluted Income (Loss)
	EBITDA		To Common Stockholders		Per Share
	Six months ended June 30,		Six months ended June 30,		Six months ended June 30,
In millions, except per share amounts	2008	2007	2008	2007	2008	2007

GAAP	$379.7	$264.6	$31.0	$(24.3)	$0.13	$(0.10)
Adjustments:
Loss on accounts receivable securitization program	9.5	8.9	—	—	—	—
Unallocated foreign currency (gain) loss	10.0	6.6	4.8	5.3	0.02	0.02
Legal and contract settlements	—	6.3	—	4.4	—	0.02
Loss on early extinguishment of debt	—	1.8	—	1.1	—	0.00
Other restructuring, impairment and plant closing costs	5.0	24.4	4.6	24.6	0.02	0.11
Merger associated expenses(5)	9.0	—	9.0	—	0.04	—
Gain on dispositions of assets(6)	—	(4.1)	—	(4.1)	—	(0.02)
Loss (income) from discontinued operations, net of tax(1)	(6.3)	175.9	(3.8)	127.7	(0.02)	0.55
Extraordinary loss (gain) on the acquisition of a business, net of tax(2)	(8.8)	6.5	(8.8)	6.5	(0.04)	0.03

Adjusted continuing operations	$398.1	$490.9	$36.8	$141.2	$0.16	$0.60

Discontinued operations	$6.3	$(175.9)	$3.8	$(127.7)	$0.02	$(0.55)
Restructuring, impairment and plant closing costs	—	1.1	—	1.1	—	0.00
Loss on disposition of assets	(6.3)	209.8	(3.8)	128.9	(0.02)	0.55
Loss on accounts receivable securitization program	—	2.5	—	—	—	—

Adjusted discontinued operations(1)	$—	$37.5	$—	$2.3	$—	$0.01

See end of press release for footnote explanations

Conference Call Information

We will hold a telephone conference to discuss our second quarter results on Wednesday July 30, 2008 at 11:00 a.m. ET.

Call-in number for U.S. participants:	(888) 713 – 4217
Call-in number for international participants:	(617) 213 – 4869
Participant access code:	42319535

In order to facilitate the registration process you may use the following link to pre-register for the conference call. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. You may pre-register at any time, including up to and after the call start time. To pre-register please go to: https://www.theconferencingservice.com/prereg/key.process?key=PAAK3RRDR

The conference call will be available via webcast and can be accessed from the investor relations portion of the company’s website at http://www.huntsman.com.

The conference call will be available for replay beginning July 30, 2008 and ending August 6, 2008.

Call-in numbers for the replay:

Within the U.S.:

(888) 286 – 8010

International:	(617) 801 – 6888
Access code for replay:	90758926

Forward Looking Statements:

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors. In addition, the completion of any transaction described in this release is subject to a number of uncertainties and closing will be subject to approvals and other customary conditions. Accordingly, there can be no assurance that such transactions will be completed or that the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.

Additional Information and Where to Find It:

In connection with the proposed merger, the Company has filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”), which definitive proxy statement has been mailed to its stockholders. INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS THEY CONTAIN IMPORTANT INFORMATION ABOUT THE MERGER AND THE PARTIES TO THE MERGER. Investors and security holders may obtain a free copy of the definitive proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s security holders and other interested parties will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents by directing a request by mail or telephone to Huntsman Corporation Investor Relations, 500 Huntsman Way, Salt Lake City, Utah 84108, telephone: (801) 584-5700 or on the company’s website at http://www.huntsman.com.

(1)

On November 5, 2007, we completed the sale of our U.S. base chemicals business to Flint Hills Resources. On August 1, 2007, we completed the sale of our U.S. polymers business to Flint Hills Resources. On December 29, 2006, we completed the sale of our European petrochemicals business to SABIC. On July 6, 2005, we completed the sale of our toluene di-isocyanate (TDI) business to BASF. Results from these businesses are treated as discontinued operations.

(2)

On June 30, 2006, we acquired the global textile effects business of Ciba Specialty Chemicals Inc. for approximately $172.1 million. Because the fair value of acquired current assets less liabilities assumed exceeded the acquisition price and planned restructuring costs the excess was recorded as an extraordinary gain on the acquisition of a business. The extraordinary amounts recorded during the three months ended June 30, 2008 and 2007 respectively were $8.4 million gain and $(8.9) million loss, of which taxes were not applicable.

(3)

We use EBITDA, Adjusted EBITDA from continuing operations, Adjusted EBITDA from discontinued operations, Adjusted net income from continuing operations and Adjusted net income from discontinued operations. We believe that net income (loss) available to common stockholders is the performance measure calculated and presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) that is most directly comparable to EBITDA, Adjusted EBITDA from continuing operations and Adjusted net income from continuing operations. We believe that income (loss) from discontinued operations is the performance measure calculated and presented in accordance with GAAP that is most directly comparable to Adjusted EBITDA from discontinued operations and Adjusted net income from discontinued operations. Additional information with respect to our use of each of these financial measures follows.

EBITDA is defined as net income before interest, income taxes, and depreciation and amortization. EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies. The reconciliation of EBITDA to net income (loss) available to common stockholders is set forth in the operating results table above.

Adjusted EBITDA from continuing operations is computed by eliminating the following from EBITDA:  gains and losses from discontinued operations; restructuring, impairment and plant closing (credits) costs; merger associated expenses; losses on the sale of accounts receivable to our securitization program; unallocated foreign currency (gain) loss; certain legal and contract settlements; losses from early extinguishment of debt; extraordinary loss (gain) on the acquisition of a business; and loss (gain) on dispositions of assets. The reconciliation of Adjusted EBITDA from continuing operations to EBITDA is set forth in the Reconciliation of Adjustments table above.

Adjusted EBITDA from discontinued operations is computed by eliminating from income (loss) from discontinued operations: income taxes; depreciation and amortization; restructuring, impairment and plant closing (credits) costs; losses on the sale of accounts receivable to our securitization program; unallocated foreign currency (gain) loss; and loss on the sale of assets. The following table provides a reconciliation of Adjusted EBITDA from discontinued operations to income (loss) from discontinued operations:

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Loss from discontinued operations, net of tax	$4.9	$(124.5)	$3.8	$(127.7)
Income tax expense (benefit)	2.3	(76.3)	2.5	(76.3)
Depreciation and amortization	—	14.3	—	28.1
EBITDA from discontinued operations	7.2	(186.5)	$6.3	$(175.9)
Restructuring, impairment and plant closing costs	—	0.1	—	1.1
Loss on disposition of assets	(7.2)	204.5	(6.3)	209.8
Loss on accounts receivable securitization	—	1.3	—	2.5
Adjusted EBITDA from discontinued operations	$—	$19.4	$—	$37.5

Adjusted net income from continuing operations is computed by eliminating the after tax impact of the following from net income (loss) available to common stockholders: loss (income) from discontinued operations; restructuring, impairment and plant closing (credits) costs; merger associated expenses; unallocated foreign currency (gain) loss; certain legal and contract settlements; losses on the early extinguishment of debt; extraordinary loss (gain) on the acquisition of a business; and loss (gain) on dispositions of assets. The reconciliation of Adjusted net income from continuing operations to net income (loss) available to common stockholders is set forth in the Reconciliation of Adjustments table above.

Adjusted net income from discontinued operations is computed by eliminating the after tax impact of the following from income (loss) from discontinued operations: restructuring, impairment and plant closing (credits) costs; and loss on the sale of assets. The reconciliation of Adjusted net income from discontinued operations to net income (loss) available to common stockholders is set forth in the Reconciliation of Adjustments table above.

(4)	Excludes $503 million and $428 million of off-balance sheet financing obtained under our accounts receivable securitization program as of June 30, 2008, and December 31, 2007, respectively.